As filed with the Securities and Exchange Commission on April 26, 2002
                      Registration Statement No. 333-72166
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                     --------------------------------------
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        COLLAGENEX PHARMACEUTICALS, INC.
                  ---------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


               Delaware                                 52-1758016
----------------------------------------     ----------------------------------
     (State or Other Jurisdiction                    (I.R.S. Employer
   of Incorporation or Organization)              Identification Number)


                               41 University Drive
                           Newtown, Pennsylvania 18940
                                 (215) 579-7388
                 -----------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)


                            Brian M. Gallagher, Ph.D.
                      President and Chief Executive Officer
                        CollaGenex Pharmaceuticals, Inc.
                               41 University Drive
                           Newtown, Pennsylvania 18940
                                 (215) 579-7388
                -------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                           Richard S. Mattessich, Esq.
                              Tod K. Reichert, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                           Princeton, New Jersey 08540
                                 (609) 750-7600

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------
The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated April 26, 2002

PROSPECTUS

                        COLLAGENEX PHARMACEUTICALS, INC.

                         964,880 Shares of common stock

         This prospectus covers 964,880 shares of our common stock that we may offer and sell from time to time to Kingsbridge Capital Limited pursuant to the terms of a Common Stock Purchase Agreement, or equity line arrangement that we entered into with Kingsbridge on February 14, 2002.

         We will receive all of the proceeds from any shares sold to Kingsbridge. Kingsbridge may then sell its shares, directly or through broker-dealers or underwriters, in the over-the-counter market, in any securities exchange or market in which our common stock may in the future be traded, in private negotiated transactions or otherwise. Kingsbridge Capital Limited and Prentice Securities, Incorporated, the registered broker-dealer through which Kingsbridge Capital Limited intends to sell the shares acquired by Kingsbridge Capital Limited under the equity line, are "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales.

         Our common stock is traded on the Nasdaq National Market under the symbol "CGPI." On April 24, 2002, the last reported sale price of our common stock was $10.45 per share.

                               ------------------

         The securities offered involve a high degree of risk. See "Risk Factors" commencing on page 6 for a discussion of some important risks you should consider before buying any shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 26, 2002.


                                TABLE OF CONTENTS

----------------------------------------------------------------------------------------------------------------
About this Prospectus.......................................................................                  2
CollaGenex Pharmaceuticals, Inc.............................................................                  3
The Equity Line.............................................................................                  4
Risk Factors................................................................................                  6
   If Periostat is Not Adopted Routinely by Dental Professionals or if Managed
     Care Providers Do Not Continue to Reimburse Patients, Our Sales Growth Will
     Suffer..........
                                                                                                              6
   We Rely on Periostat for Most of Our Revenue.............................................                  6
   We Anticipate Future Losses..............................................................                  6
   We Have a Limited Marketing and Sales History and May Not be Able to Successfully Market
     Our Product Candidates.................................................................                  7
   Our Competitive Position in the Marketplace Depends on Enforcing and Successfully
     Defending Our Intellectual Property Rights.............................................                  7
   If We Lose Our Sole Supplier of Doxycycline or Our Current Manufacturer of Periostat,
     Our Commercialization of Periostat Will be Interrupted or Less Profitable..............
                                                                                                              8
   Our Products are Subject to Extensive Regulation by the FDA..............................                  8
   If Our Products Cause Injuries, We May Incur Significant Expense and Liability...........                  9
   If We Need Additional Financing, and Financing is Unavailable, Our Ability to Develop
     and Commercialize Products and Our Operations Will be Adversely Affected...............
                                                                                                              9
   Because Our Executive Officers, Directors and Affiliated Entities Own
     Approximately 34.5% of Our Capital Stock, They Could Control Our Actions in
     a Manner That Conflicts With Our Interests and the Interests of Our Other
     Stockholders...........................................................................
                                                                                                             10
   We Expect to Sell Shares of our Common Stock in the Future, Including Shares
     Issued Under our Equity Line with Kingsbridge Capital Limited and these
     Sales Will Dilute the Interests of Security Holders and Depress the Price
     of our Common Stock....................................................................
                                                                                                             10
   Our Stock Price is Highly Volatile, and Therefore the Value of Your Investment May
     Fluctuate Significantly................................................................                 11
Special Note Regarding Forward-Looking Information..........................................                 11
Use of Proceeds.............................................................................                 12
Plan of Distribution........................................................................                 12
Legal Matters...............................................................................                 13
Experts.....................................................................................                 13
Where You Can Find More Information.........................................................                 13
Information Incorporated By Reference.......................................................                 14
Indemnification of Directors and Officers...................................................                 15
---------------------------------------------------------------------------------------------------------------

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Pursuant to the terms of a Common Stock Purchase Agreement, or equity line, that we entered into with Kingsbridge Capital Limited, we may from time to time sell to Kingsbridge the shares of common stock set forth in this prospectus in one or more offerings up to an aggregate of 924,880 shares of common stock. An additional 40,000 shares of common stock underlying a warrant we issued to Kingsbridge in connection with the equity line are also registered hereunder.

         This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of each such sale. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 13 of this prospectus.

         You should rely only on the information contained in this prospectus or in a prospectus supplement or amendment. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We may offer to sell, and seek offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a prospectus supplement or amendment or incorporated herein by reference is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                        COLLAGENEX PHARMACEUTICALS, INC.

         CollaGenex Pharmaceuticals, Inc. and subsidiaries is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Our first product, Periostat, is an orally administered, prescription pharmaceutical product that was approved by the United States Food and Drug Administration in September 1998 and is the first and only pharmaceutical to treat adult periodontitis by inhibiting the enzymes that destroy periodontal support tissues. We are marketing Periostat to the dental community through our own professional dental pharmaceutical sales force of approximately 120 sales representatives and managers. Pursuant to an exclusive License and Marketing Agreement with Atrix Laboratories, Inc., we began, in October 2001, to actively market Atrix's proprietary dental products, Atridox(R), Atrisorb(R) FreeFlow and Atrisorb(R)-D, to the United States dental market. We distribute Periostat through drug wholesalers and large retail chains in the United States and the United Kingdom. The Atrix dental products are distributed through a specialty distributor who sells these products directly to dental practitioners in the United States. Our sales force also co-promotes Vioxx(R), a prescription non-steroidal, anti-inflammatory drug developed by Merck & Co., Inc., in the United States.

         We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996. Our principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, and our telephone number is (215) 579-7388.

         In this prospectus, the terms "CollaGenex," "we," "us" and "our" includes CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

         Periostat(R), Metastat(R), Dermostat(R), Nephrostat(R), Osteostat(R), Arthrostat(R), Rheumastat(R), Corneostat(R), Gingistat(R), IMPACS(TM), PS20(TM), The Whole Mouth Treatment(TM), Restoraderm(TM) and Dentaplex(TM) are United States trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), and Xerostat(R) are European Community trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R), IMPACS(R) and Dentaplex(R) are United Kingdom trademarks of our wholly-owned subsidiary, CollaGenex International Limited. CollaGenex(R) and PS20(R) are both European Community and United Kingdom trademarks of CollaGenex International Limited. All other trade names, trademarks or service marks appearing in this Annual Report on Form 10-K are the property of their respective owners and are not property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

         All other trade names, trademarks or service marks appearing in this prospectus are the property of their respective owners.

                                 THE EQUITY LINE

         On February 14, 2002, we entered into a Common Stock Purchase Agreement, or equity line arrangement with Kingsbridge Capital Limited, pursuant to which we may issue and sell, from time to time, shares of our common stock for cash consideration up to an aggregate of $8.5 million. Commencing as of such date and continuing for twelve (12) months thereafter, we may, from time to time, at our sole discretion, and subject to certain conditions that we must satisfy, sell or "draw down", shares of our common stock to Kingsbridge at a purchase price having a discount of up to 10% off of the daily volume weighted average of the price of our common stock for each of the fifteen (15) days during any specified purchase period as set forth in the following schedule:

                           VWAP*                            PERCENT OF VWAP
-----------------------------------------------------------------------------
Equal to or greater than $15.00                                   94%
-----------------------------------------------------------------------------
Equal to or greater than $7.00 but less than $15.00               92%
-----------------------------------------------------------------------------
Greater than $3.34 but less than $7.00                            90%
-----------------------------------------------------------------------------

         * As set forth in the equity line arrangement, "VWAP" means the volume weighted average price of our common stock during a trading day as reported by Bloomberg, L.P. using the AQR function.

         The maximum number of shares that we may issue under the equity line is 924,880, all of which shares are registered hereunder. An additional 40,000 shares are registered hereunder in connection with a warrant that we issued to Kingsbridge in connection with the equity line. Unless agreed to in writing, we may not sell shares at a per share price of less than $3.00. In addition, and with certain exceptions, in the event we do not draw down an aggregate minimum of $1.5 million under the equity line within six (6) months of February 14, 2002, we shall pay to Kingsbridge a cash amount equal to 10% of the amount by which $1.5 million exceeds the actual amount of our draw downs during such six
(6) month period. We will exercise our right to draw down the equity line, to the extent available, at such times as there is a need for additional capital and when sales of stock under the equity line provide the most effective means of raising capital.

         A draw down can be made after five (5) trading days have elapsed from the date of expiration of the preceding draw down pricing period in amounts ranging from a minimum of $250,000 to a maximum of $3,000,000, based upon our then current market capitalization and as set forth in the following schedule:


             MARKET CAPITALIZATION                     MAXIMUM DRAW DOWN AMOUNT
-------------------------------------------------------------------------------
             At least $150 million                            $3 million
-------------------------------------------------------------------------------
At least $120 million but less than $150 million            $2.5 million
-------------------------------------------------------------------------------
At least $90 million but less than $120 million               $2 million
-------------------------------------------------------------------------------
At least $65 million but less than $90 million              $1.5 million
-------------------------------------------------------------------------------
At least $45 million but less than $65 million                $1 million
-------------------------------------------------------------------------------

         We may not deliver a draw down notice if the result to Kingsbridge would be that, following the purchase of such shares, Kingsbridge or its affiliates would beneficially own more than 9.9% of our common stock then outstanding.

         The issuance of our common stock under the equity line arrangement will have no effect on the rights or privileges of existing holders of common stock except that the economic and voting interests of each stockholder will be diluted as a result of such issuance. Although the number of shares of common stock that stockholders presently own will not decrease, such shares will represent a smaller percentage of our total shares that will be outstanding after such events. If we satisfy the conditions that allow us to draw down the entire $8.5 million available under the equity line, and we choose to do so, then generally, as the market price of our common stock decreases, the number of shares we will have to issue increases, to a maximum of 924,880 shares.

         The following are all of the material additional conditions that must be met before Kingsbridge Capital Limited is obligated to buy any shares of our common stock upon delivery of a draw down notice, none of which are in the control of Kingsbridge:

     o Each of our representations and warranties in the equity line agreement shall be true and correct in all material respects as of the date when made and as of the draw down exercise date as though made at that time, except for representations and warranties that are expressly made as of a particular date.

     o The registration statement registering the offer and sale of our common stock shall remain effective and shall thereafter be amended or supplemented, as required, to disclose the then current sale of shares of our common stock.

     o Trading in our common stock shall not have been suspended by the Securities and Exchange Commission, the Nasdaq Stock Market or the National Association of Securities Dealers and trading in our common stock shall not have been suspended or limited, and minimum prices shall not have been established on securities whose trades are reported by the American Stock Exchange or the New York Stock Exchange.

     o We shall have no knowledge of any event more likely than not to have the effect of causing the registration statement registering the offer and sale of the shares to be suspended or otherwise ineffective (which event is more likely than not to occur within fifteen (15) trading days following the trading day on which a draw down notice is delivered).

     o    No material adverse effect shall have occurred.

         There is no guarantee that we will be able to meet these or any other conditions under the equity line agreement or that we will be able to draw down on any portion of the $8,500,000 equity line.

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are all of the material risks of which we are aware. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

         IF PERIOSTAT IS NOT ADOPTED ROUTINELY BY DENTAL PROFESSIONALS OR IF MANAGED CARE PROVIDERS DO NOT CONTINUE TO REIMBURSE PATIENTS, OUR SALES GROWTH WILL SUFFER.

         Our growth and success depends in large part on our ability to continue to demonstrate the safety and effectiveness of Periostat for the treatment of gum disease to dental practitioners. Periostat is the first long-term medical therapy for any dental disease and dentists are not accustomed to prescribing drugs for a minimum 90-day duration. Periostat works by suppressing certain enzymes involved in the periodontal disease process, which is a new concept for many dentists who believe that removing bacterial plaque is the only way to treat this disease. Accordingly, our sales efforts are largely focused on educating dental professionals about an entirely new approach to treating periodontitis. Although over 35,000 dentists in the United States have written at least one prescription for Periostat, a number of dentists have not adopted Periostat routinely into their treatment of adult periodontitis. Other dentists have prescribed Periostat for only a subset of their eligible patients, typically their most advanced or refractory cases. If we are unable to initiate and/or expand usage of Periostat by dentists, our sales growth will suffer.

         Approximately 65% of the large managed care providers in the United States (defined as those that cover 100,000 or more lives) reimburse their patients for Periostat, typically requiring a modest co-payment. Our goal is to achieve reimbursement from approximately 75% of the large managed care providers, since the remainder have policies that do not reimburse for drugs to treat dental conditions. Patients who are not reimbursed by managed care providers may choose not to accept Periostat as a treatment.

         WE RELY ON PERIOSTAT FOR MOST OF OUR REVENUE.

         During 1999, Periostat accounted for 95% of our total net revenues. During 2000, Periostat accounted for 84% of our total net revenues. During 2001, Periostat accounted for approximately 87% of our total net revenues. Although we currently derive additional revenue from marketing and/or selling other products (Vioxx(R), Atridox, Atrisorb FreeFlow and Atrisorb-D) and from licensing fees from foreign marketing partners, our revenue and profitability in the near future will depend on our ability to successfully market and sell Periostat.

         WE ANTICIPATE FUTURE LOSSES.

         From our founding in 1992 through the commercial launch of Periostat in November, 1998, we had no revenue from sales of our own products. During the year ended December 31, 2000, we experienced a net loss of approximately $8.8 million. During the year ended December 31, 2001, we experienced a net loss of approximately $8.1 million. From inception through December 31, 2001, we have experienced an aggregate net loss of $69.5 million. Our historical losses have resulted primarily from the expenses associated with our pharmaceutical development program, clinical trials, the regulatory approval process associated with Periostat and sales and marketing activities relating to Periostat. We expect to incur significant future expenses, particularly with respect to the sales and marketing of Periostat. As a result, we anticipate losses at least through the second quarter of 2002.

         WE HAVE A LIMITED MARKETING AND SALES HISTORY AND MAY NOT BE ABLE TO SUCCESSFULLY MARKET OUR PRODUCT CANDIDATES.

         We have a limited history of marketing, distributing and selling pharmaceutical products in the dental market. In January 1999, we first trained a sales force of sales representatives and managers and began to promote Periostat to the dental community. We market and sell our products in the United States through this direct sales force. Furthermore, we have entered into agreements to market Periostat, upon receipt of the necessary foreign regulatory approvals, in certain countries in Europe, Israel, Japan, Canada and the Middle East, and we continue to evaluate partnering arrangements in other countries outside the United States. If we are unable to continue to recruit, train and retain sales and marketing personnel, we will be unable to successfully expand our sales and marketing efforts. Furthermore, if our foreign partners do not devote sufficient resources to perform their contractual obligations with us, we may not achieve our foreign sales goals. Pursuant to an exclusive Licensing and Marketing Agreement with Atrix Laboratories, Inc., we began marketing Atrix's proprietary dental products, Atridox(R), Atrisorb(R) FreeFlow and Atrisorb(R)-D, to the United States dental market in October 2001. It is too early to determine whether there will be sufficient acceptance of these products to achieve or maintain profitability.

         OUR COMPETITIVE POSITION IN THE MARKETPLACE DEPENDS ON ENFORCING AND SUCCESSFULLY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS.

         In order to be competitive in the pharmaceutical industry, it is important to establish, enforce, and successfully defend patent and trade secret protection for our established and new technologies. We must also avoid liability from infringing the proprietary rights of others.

         Our core technology is licensed from The Research Foundation of the State University of New York ("SUNY"), and other academic and research institutions collaborating with SUNY. Under the license agreement with SUNY (the "SUNY License") we have an exclusive worldwide license to SUNY's rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions. The SUNY License imposes various payment and reporting obligations on us and our failure to comply with these requirements permits SUNY to terminate the SUNY License. If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products, and we could be excluded from marketing the same products if SUNY licensed the underlying technology to a competitor after terminating the SUNY License.

         SUNY owns thirty (30) United States patents and three (3) United States patent applications that are licensed to us. The patents licensed from SUNY expire between 2004 and 2018. Two of the patents are related to Periostat and expire in 2004 and 2007. Technology covered by these patents becomes available to competitors as the patents expire.

         Since many of our patent rights cover new treatments using tetracyclines, which are generally available for their known use as antibiotics, we may be required to bring expensive infringement actions to enforce our patents and protect our technology. Although federal law prohibits making and selling pharmaceuticals for infringing use, competitors and/or practitioners may provide generic forms of tetracycline for treatment(s) which infringe our patents, rather than prescribe our Periostat product. Enforcement of patents can be expensive and time consuming.

         Our success also depends upon know-how, trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. To that end, we require all of our employees and, to the extent possible, all consultants, advisors and research collaborators, to enter into confidentiality agreements prohibiting unauthorized disclosure. With respect to information and chemical compounds we provide for testing to collaborators in academic institutions, we cannot guarantee that the institutions will not assert property rights in the results of such tests nor that a license can be reasonably obtained from such institutions which assert such rights. Failure to obtain the benefit of such testing could adversely affect our commercial position and, consequently, our financial condition.

         IF WE LOSE OUR SOLE SUPPLIER OF DOXYCYCLINE OR OUR CURRENT MANUFACTURER OF PERIOSTAT, OUR COMMERCIALIZATION OF PERIOSTAT WILL BE INTERRUPTED OR LESS PROFITABLE.

         We rely on a single supplier, Hovione International Limited ("Hovione"), for doxycycline, the active ingredient in Periostat. There are relatively few alternative suppliers of doxycycline and Hovione produces the majority of the doxycycline used in the United States. Our current supply agreement with Hovione expires on May 14, 2006 and thereafter automatically renews for successive two-year periods unless, ninety (90) days prior to the expiration of any such periods, either party gives the other party written notice of termination. In addition, in the event of a default, uncured for ninety (90) days, the non-defaulting party can terminate the supply agreement effective immediately at the end of such 90-day period. We rely on Hovione as our sole supplier of doxycycline and have no back-up supplier at this time. If we are unable to procure a commercial quantity of doxycycline from Hovione on an ongoing basis at a competitive price, or if we cannot find a replacement supplier in a timely manner or with favorable pricing terms, our costs may increase significantly and we may experience delays in the supply of Periostat.

         We historically relied on a single third-party contract manufacturer, Applied Analytical Industries, Inc., ("AAI") to produce Periostat in a capsule formulation. AAI served notice of its intent to terminate its agreement to supply Periostat capsules to us as of November 2001. The agreement with AAI provided for AAI to commit to an additional twelve (12) months supply of product at a price premium, should we be unable to qualify an alternative manufacturing source subsequent to the termination of the AAI agreement. As an alternative, and in an effort to capitalize on certain manufacturing cost advantages, in July 2001, we launched our new tablet formulation of Periostat which has now replaced our capsule formulation of Periostat. We believe that the change to a tablet formulation will positively impact our results of operations by improving our gross margin on Periostat sales from approximately 79% to approximately 88% of Periostat net sales. We have entered into an agreement with a contract manufacturer, Pharmaceutical Manufacturing Research Services, Inc. ("PMRS"), for such tablet formulation for Periostat, and we are, therefore, no longer dependent upon, nor do we utilize, AAI. We have fulfilled our initial purchase orders with PMRS and expect to make certain purchases from PMRS through 2002. Currently, PMRS is the sole third-party contract manufacturer to supply a tablet formulation of Periostat to us. Any inability of PMRS to produce and supply product on agreed upon terms could result in delays in the supply of Periostat. We also intend to contract with additional manufacturers for the commercial manufacture of Periostat tablets. We believe, however, that it could take up to one (1) year to successfully transition from PMRS to a new manufacturer.

         OUR PRODUCTS ARE SUBJECT TO EXTENSIVE REGULATION BY THE FDA.

         Drugs and medical devices generally require approval or clearance from the FDA before they can be marketed in the United States. Periostat, Vioxx(R), and Atridox(R) have been approved by the FDA as drugs. Atrisorb(R) FreeFlow and Atrisorb(R)-D have been cleared by the FDA as medical devices. Our drug products under development, however, will have to be approved by the FDA before they can be marketed in the United States. If the FDA does not approve our products in a timely fashion, or does not approve them at all, our financial condition may be adversely affected.

         In addition, drug and medical device products remain subject to comprehensive regulation by the FDA while they are being marketed. The drug and medical device regulatory schemes differ in detail, but they are essentially similar. The FDA regulates, for example, the safety, manufacturing, labeling, and promotion of both drug and medical device products. Although Dentaplex, a dietary supplement, did not require FDA approval prior to marketing, it is also subject to regulation while it is being marketed. If we or our partners who manufacture our products fail to comply with regulatory requirements, various adverse consequences can result, including recalls, civil penalties, withdrawal of the product from the market and/or the imposition of civil or criminal sanctions.

         We are, and will increasingly be, subject to a variety of foreign regulatory regimes governing clinical trials and sales of our products. Other than Periostat, which has been approved by the Medicines Control Agency for marketing in the United Kingdom, our products in development have not been approved in any foreign country. Whether or not FDA approval has been obtained, approval of drug products by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of those products in those countries. The approval process varies from country to country and other countries may also impose post-approval requirements. Other countries may also impose regulatory requirements on dietary supplements.

         IF OUR PRODUCTS CAUSE INJURIES, WE MAY INCUR SIGNIFICANT EXPENSE AND LIABILITY.

         Our business may be adversely affected by potential product liability risks inherent in the testing, manufacturing and marketing of Periostat and other products developed by or for us or for which we have licensing or co-promotion rights. We have $10.0 million in product liability insurance for Periostat. This level of insurance may not adequately protect us against product liability claims. Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

         IF WE NEED ADDITIONAL FINANCING, AND FINANCING IS UNAVAILABLE, OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS AND OUR OPERATIONS WILL BE ADVERSELY AFFECTED.

         We have historically financed our operations through public and private equity financings. Our capital requirements depend on numerous factors, including our ability to successfully commercialize Periostat, competing technological and market developments, our ability to enter into collaborative arrangements for the development, regulatory approval and commercialization of other products, and the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights. We anticipate that we may be required to raise additional capital in order to conduct our operations. Additional funding, if necessary, may not be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. At December 31, 2001 we had cash, cash equivalents and short-term investments of approximately $6.2 million. In March 2001, we raised approximately $6.8 million, net of offering costs, through the sale of our common stock and warrants to purchase shares of our common stock. In August 2001, we raised approximately $3.0 million through the sale of unregistered shares of our common stock to Atrix Laboratories, Inc. in connection with our entering into certain licensing arrangements with Atrix. We anticipate that our existing working capital will be sufficient to fund our current operations through at least the end of 2002. However, we may seek additional funding to expand our current operations through the acquisition of additional products or by investing in the development of our research and development pipeline.

         BECAUSE OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN APPROXIMATELY 34.5% OF OUR CAPITAL STOCK, THEY COULD CONTROL OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

         Currently, our executive officers, directors and affiliated entities together beneficially own approximately 34.5% of the outstanding shares of our common stock or equity securities convertible into common stock. As a result, these stockholders, acting together, or in the case of our preferred stockholders, in certain instances, as a class, will be able to exercise control over corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

         WE EXPECT TO SELL SHARES OF OUR COMMON STOCK IN THE FUTURE, INCLUDING SHARES ISSUED UNDER OUR EQUITY LINE WITH KINGSBRIDGE CAPITAL LIMITED AND THESE SALES WILL DILUTE THE INTERESTS OF SECURITY HOLDERS AND DEPRESS THE PRICE OF OUR COMMON STOCK.

         As of December 31, 2001, there were 10,999,573 shares of our common stock outstanding, options to purchase approximately 2,452,609 shares of our common stock outstanding, and there were outstanding warrants to purchase approximately 550,000 shares of our common stock outstanding. There are also 924,880 shares of common stock which, upon effectiveness of our shelf registration statement, are issuable under the equity line with Kingsbridge and 40,000 shares issuable under the warrants which we granted to Kingsbridge in connection with the equity line arrangement. We may also issue additional shares in acquisitions, financings or in connection with the grant of additional stock options to our employees, officers, directors or consultants under our stock option plans.

         The issuance or even the potential issuance of shares under the equity line, in connection with any other additional financing, and upon exercise of warrants, options or rights will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock. In addition, if we draw down under the equity line, we will issue shares to Kingsbridge at a discount to the daily volume weighted average prices of our common stock during the fifteen (15) trading days after notification of a drawdown. This will further dilute the interests of the other stockholders.

         If we draw down on the equity line when share prices are decreasing, we will need to issue more shares, which will lead to dilution and potentially further price decrease.

         As we sell shares of our common stock to Kingsbridge under the equity line and then Kingsbridge sells the common stock to third parties, our common stock price may decrease due to the additional shares in the market. If we decide to draw down on the equity line as the price of our common stock decreases, we will need to issue more shares of our common stock for any given dollar amount that Kingsbridge invests, subject to the minimum selling price we specify. The perceived risk of dilution from sales of stock to Kingsbridge may cause holders of our common stock to sell their shares, or it may encourage short sales. This could contribute to a decline in our share price. Kingsbridge has covenanted in the equity line arrangement that neither Kingsbridge nor any of its affiliates nor any entity managed by Kingsbridge will ever be in a net short position with respect to shares of our common stock in any accounts directly or indirectly managed by any such person or entity. The more shares that we issue under the equity line of credit, the more diluted our shares will be and the more our stock price may decrease. This may encourage short sales, which could place further downward pressure on the price of our common stock.

         OUR STOCK PRICE IS HIGHLY VOLATILE, AND THEREFORE THE VALUE OF YOUR INVESTMENT MAY FLUCTUATE SIGNIFICANTLY.

         The market price of our common stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations which may continue indefinitely.

         The following table sets forth the high and low closing market price for our common stock for each of the quarters in the period beginning January 1, 1999 through March 31, 2002 as reported on the Nasdaq National Market:

            Quarter Ended                        High               Low
-----------------------------------         --------------      ------------
March 31, 1999.....................             $12.19              $8.25
June 30, 1999......................             $11.25              $8.25
September 30, 1999.................             $22.38              $9.50
December 31, 1999..................             $25.00             $15.75
March 31, 2000.....................             $27.13             $12.63
June 30, 2000......................             $15.50              $8.25
September 30, 2000.................              $9.88              $8.06
December 31, 2000..................              $7.88              $3.13
March 31, 2001.....................              $6.00              $4.47
June 30, 2001......................              $8.80              $5.06
September 30, 2001.................             $10.00              $7.25
December 31, 2001..................              $9.50              $7.50
March 31, 2002.....................             $12.05              $7.45


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause CollaGenex's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth in the section entitled "Risk Factors." In particular, CollaGenex's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex's sales and marketing plans for Periostat(R) and other products that we market, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex's success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies. There can be no assurance that CollaGenex's product candidates (other than the FDA's approval of Periostat for marketing in the

United States and the United Kingdom Medicines Control Agency's approval of Periostat for marketing in the United Kingdom) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. In addition, there can be no assurance that CollaGenex will successfully commercialize Dentaplex(TM), Vioxx(R), Atridox(R), Atrisorb(R)-Free Flow and Atrisorb(R)-D. As a result of such risks and others expressed from time to time in CollaGenex's filings with the Securities and Exchange Commission, CollaGenex's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                                 USE OF PROCEEDS

         We will receive all of the net proceeds from the sale of our securities registered under the registration statement of which this prospectus is a part.

         Unless the applicable prospectus supplement states otherwise, we will retain broad discretion in the allocation of the net proceeds of this offering. We currently intend to use the net proceeds of this and any future issuances for:

     o    research and development of additional products;

     o    expansion of our sales and marketing capabilities;

     o    potential product acquisitions; and

     o    other  general  corporate  purposes,   including  principally  working
          capital and capital expenditures.

         We have not determined the amount of net proceeds to be used for each of the specific purposes indicated. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. Accordingly, we will have broad discretion to use the proceeds as we see fit. Pending such uses, we intend to invest the net proceeds in interest-bearing, investment grade securities.

                              PLAN OF DISTRIBUTION

         We have not yet issued or sold any shares of our common stock under this Registration Statement on Form S-3.

         We are offering up to 924,880 shares of our common stock to Kingsbridge Capital Limited which has obligated itself, subject to certain conditions, to purchase such shares pursuant to this registration statement. The common stock will be purchased pursuant to the terms of a Common Stock Purchase Agreement, or equity line arrangement that we entered into with Kingsbridge on February 14, 2002. The terms and conditions of the equity line arrangement are more fully described herein beginning on page 4 under the title "The Equity Line." An additional 40,000 shares of common stock underlying a warrant we issued to Kingsbridge in connection with the equity line are also registered hereunder.

         Kingsbridge Capital Limited and Prentice Securities, Incorporated, the registered broker-dealer through which Kingsbridge Capital Limited intends to sell the shares acquired by Kingsbridge Capital Limited under the equity line, are "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Prior to entering into the equity line arrangement with us, Kingsbridge did not own any shares of our common stock.

         Upon the sale of shares under this registration statement, the securities registered by this registration statement will be freely tradable in the hands of persons other than our affiliates. Kingsbridge has covenanted in the equity line arrangement that neither Kingsbridge nor any of its affiliates nor any entity managed by Kingsbridge will ever be in a net short position with respect to shares of our common stock in any accounts directly or indirectly managed by any such person or entity.

         We agreed, under the terms of the Common Stock Purchase Agreement by and between us and Kingsbridge Capital Limited to indemnify and hold harmless Kingsbridge Capital Limited, each person, if any, who controls Kingsbridge Capital Limited within the meaning of Section 15 of the Securities Act of 1933, as amended, and each officer, director, employee and agent of Kingsbridge Capital Limited and of any such controlling person against any and all liabilities, claims, damages or expenses whatsoever, as incurred, arising out of or resulting from any breach or alleged breach or other violation of any representation, warranty, covenant or undertaking by us contained in such Common Stock Purchase Agreement. We have agreed to reimburse Kingsbridge Capital Limited for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon by Hale and Dorr LLP, Princeton, New Jersey.

                                     EXPERTS

         The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states that the Company adopted the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows CollaGenex to "incorporate by reference" the information CollaGenex files with the Securities and Exchange Commission, which means that CollaGenex can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that CollaGenex files later with the Securities and Exchange Commission will automatically update and supersede this information. CollaGenex incorporates by reference the documents listed below and any future filings made by CollaGenex with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o CollaGenex's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission on April 1, 2001 to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries;

     o CollaGenex's Definitive Proxy materials for the Company's 2002 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 15, 2002;

     o CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2002;

     o CollaGenex's Quarterly Report on Form 10-Q/A, as amended, for the fiscal quarter ended September 30, 2001 filed with the Securities and Exchange Commission on February 14, 2002, to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries;

     o The description of CollaGenex's common stock, $.01 par value, which is contained in CollaGenex's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act of 1934, as amended, in the form declared effective by the Securities and Exchange Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

         CollaGenex will provide to any person, including any beneficial owner of its securities, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such requests at no cost to you by writing or telephoning CollaGenex at the following address or number:

                     CollaGenex Pharmaceuticals, Inc.
                     41 University Drive
                     Newtown, Pennsylvania 18940
                     Attention: Chief Financial Officer
                     Telephone: (215) 579-7388

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. CollaGenex has not authorized anyone else to provide you with different information. CollaGenex is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         Article IX of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

         CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

         CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

         CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by CollaGenex Pharmaceuticals, Inc. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

 Filing Fee - Securities and Exchange Commission........$         2,191
 Legal fees and expenses................................$        15,000
 Accounting fees and expenses...........................$         5,000
                                                            ------------
           Total Expenses...............................$        22,191
                                                            ============

Item 15. Indemnification of Directors and Officers.


         Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         Article IX of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

         CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

         CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

         CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 16. Exhibits and Financial Statement Schedules.

 (a)      Exhibits

          *5.1     Opinion of Hale and Dorr LLP.

          23.1     Consent of KPMG LLP.

          *23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1).

          *24.1    Power of Attorney (included on signature page).

          -------

                  * Previously filed.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, State of Pennsylvania, on April 26, 2002.

                        COLLAGENEX PHARMACEUTICALS, INC.


                      By:   /s/ Brian M. Gallagher, Ph.D.
                            -------------------------------------------------
                            Brian M. Gallagher, Ph.D.
                            President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                              Title                                 Date
----------------------------------   -----------------------------------      ------------------


/s/ Brian M. Gallagher, Ph.D.        Chairman of the Board, President,           April 26, 2002
----------------------------------   Chief Executive Officer and
Brian M. Gallagher, Ph.D.            Director (Principal Executive Officer)


/s/ Nancy C. Broadbent               Chief Financial Officer, Treasurer and      April 26, 2002
----------------------------------   Secretary (Principal Financial and
Nancy C. Broadbent                   Accounting Officer)

            *
----------------------------------   Director                                    April 26, 2002
Peter Barnett, D.M.D.

            *
----------------------------------   Director                                    April 26, 2002
Robert C. Black

            *                        Director                                    April 26, 2002
----------------------------------
James E. Daverman

            *
----------------------------------   Director                                    April 26, 2002
Robert J. Easton

            *                        Director                                    April 26, 2002
---------------------------------
Stephen A. Kaplan

            *                        Director                                    April 26, 2002
---------------------------------
W. James O'Shea

* By the signature set forth below, the undersigned, pursuant to the duly authorized powers of attorney filed with the Securities and Exchange Commission has signed this Amendment to the Registration Statement on behalf of the person indicated.

/s/ Nancy C. Broadbent
-----------------------
Nancy C. Broadbent
(Attorney-in-Fact)

                                  EXHIBIT INDEX

EXHIBIT NUMBER                    DESCRIPTION
--------------     ------------------------------------------------------------
    *5.1           Opinion of Hale and Dorr LLP.
    23.1           Consent of KPMG LLP.
   *23.2           Consent of Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).
   *24.1           Power of Attorney (included on signature page).


   *   Previously filed.